Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Kim K.W. Rucker Elected to Celanese Board of Directors

DALLAS (October 4, 2018) - Celanese Corporation (NYSE: CE) today announced that Kim K.W. Rucker has been elected to the company’s Board of Directors. Formerly the executive vice president, general counsel and secretary of Andeavor (Tesoro Corp.), a premier highly integrated marketing, logistics and refining company. Kim is beginning her Celanese Board service immediately.

“Kim’s career experiences are impressive, and we’re delighted to welcome her to the Board and Celanese. Her leadership skills, keen insights on the importance of culture, corporate governance and oversight of companies undergoing tremendous growth complement our work, and we look forward to benefiting from her expertise and experience,” said Mark Rohr, Chairman and Chief Executive Officer.

Before joining Andeavor, Kim served as EVP of corporate and legal affairs, general counsel and secretary at Kraft Foods Group. Prior to Kraft, Kim held a number of senior level positions at Avon Products and Energy Future Holdings that include general counsel, secretary, compliance officer and governance officer. This extensive background enabled her to cultivate a breadth of valuable business, leadership and corporate governance experience. Kim began her legal career at Sidley Austin LLP in Chicago.

Kim currently serves on corporate boards at Marathon Petroleum Corporation and Lennox International Inc. She is also a member of the board of trustees and the International Committee at Johns Hopkins Medicine. Kim earned a B.B.A. in economics from the University of Iowa, a J.D. from Harvard Law School, and a Master in Public Policy from the John F. Kennedy School of Government at Harvard University.

About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2017 net sales of $6.1 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Asia (Shanghai)	Media Relations Europe (Germany)
Surabhi Varshney	W. Travis Jacobsen	Helen Zhang	Jens Kurth
+1 972 443 3078	+1 972 443 3750	+86 21 3861 9279	+49(0)69 45009 1574
surabhi.varshney@celanese.com	william.jacobsen@celanese.com	lan.zhang@celanese.com	j.kurth@celanese.com